ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77M

Immediately after the close of business on May 25, 2007, the John Hancock International Core Fund, a series of John Hancock Funds III, acquired the assets (subject to all of the liabilities) of the John Hancock International Fund, a series of John Hancock Investment Trust III, in exchange for shares of the John Hancock International Core Fund.  The transaction was approved by the Board of Trustees of the funds on January 19, 2007 and by shareholders of the John Hancock International Fund on May 9, 2007.  The terms of the transaction are set forth in the Plan of Reorganization dated May 23, 2007, attached as SUB-ITEM 77Q1(a).

Immediately after the close of business on May 25, 2007, the John Hancock Growth Opportunities Fund acquired the assets (subject to all of the liabilities) of the John Hancock Mid Cap Growth Fund in exchange for shares of the John Hancock Growth Opportunities Fund.  The transaction was approved by the Board of Trustees of the funds on January 19, 2007 and by shareholders of the John Hancock Mid Cap Growth Fund on May 9, 2007.  The terms of the transaction are set forth in the Plan of Reorganization dated May 23, 2007, attached as SUB-ITEM 77Q1(b).